Exhibit 99.1


     Littlefield Corporation Announces Record Hospitality Revenue


    AUSTIN, Texas--(BUSINESS WIRE)--March 29, 2007--Littlefield
Corporation (OTCBB: LTFD) announces that its hospitality brands, Word of Mouth custom catering and Premiere Tents & Events (collectively and legally Littlefield Hospitality, Inc.), are projected to achieve the highest first quarter revenue in their history with Littlefield
Hospitality.

    Word of Mouth is projected to achieve a revenue level of approximately $725,000, an increase of over 75% when compared to Q1-2006.

    Premiere Tents & Events is projected to achieve a revenue level of approximately $520,000, an increase of over 35% when compared to Q1-2006. This is the first time Q1 revenue has ever exceeded $500,000.

    Littlefield Hospitality (the combination of Word of Mouth and
Premiere Tents & Events with intracompany revenue eliminated) is projected to achieve a revenue level of approximately $1,100,000, an increase of over 55% when compared to Q1-2006.

    The revenue level in excess of $1,000,000 for the first quarter is also an important symbolic achievement as it crosses a threshold never achieved before by Littlefield Hospitality during the first quarter.

    The increases were driven by some important events including the Neiman Marcus grand opening and the South by Southwest Musical
Festival. In addition, the level of business from loyal customers was particularly high during the first quarter perhaps signaling an increase in hospitality spending.

    This impressive first quarter comes on the heels of record revenue achieved in each of the last three quarters with particular note being given to surpassing the $2,000,000 level in Q4-2006. This makes four consecutive quarters in which the Littlefield Hospitality revenue was the highest each quarter for its respective quarter. When taken together this signals a trailing annual revenue of approximately $5,800,000. As a comparative benchmark, FY 2003 (the post 9-11 low water mark) revenue was approximately $3,410,000.

    While the performance of both Word of Mouth and Premiere Tents & Events is noteworthy, Premiere has enjoyed a greater rate of growth and has achieved a continuing pattern of quarterly increases for the last three years with the exception of only one quarter.

    Jeffrey L. Minch, President and Chief Executive Officer of
Littlefield Corporation, offered the following comments:

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*T
     "Both of our hospitality companies have enjoyed a great first quarter. Word of Mouth has achieved an increase in revenue of over 75% in a quarter which is typically a very difficult quarter as hospitality spending in January and February is usually very low.

     Premiere Tents & Events continues its growth rate of over 30% which it has now demonstrated for over two years.

     These revenue increases are attributable to hard work by each and every member of the Word of Mouth and Premiere teams.

     Congratulations to all and I truly appreciate all of your hard work!

     From a macro perspective these continuing increases seem to signal a growing level of hospitality spending in Austin and we will continue to seek to acquire our fair share of the market and an increasing share of the growth.

     We appreciate all the clients who have allowed us to participate in making the memories of their lives."
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    In evaluating this Press Release it is important to note that in accordance with GAAP, sales revenue between Word of Mouth and Premiere is subject to an intracompany elimination. In addition, revenue figures do not include sales tax. The inclusion of sales tax -- which is not in accordance with the Company's revenue recognition principles -- would increase the perceived level of revenue. Competitors of Word of Mouth and Premiere (primarily private companies) may routinely include sales tax when discussing revenue.

    Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions. These admonitions are particularly pertinent to this Press Release as it discusses only a portion of the Company's business operations.

    In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.


    CONTACT: Littlefield Corporation
             Cecil Whitmore, 512-476-5141
             Financial Analyst, Investor Relations
             Fax: 512-476-5680
             cwhitmore@littlefield.com